                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                   NOKIA INC.

                         LORETTA ACQUISITION CORPORATION

                                       AND

                                  LOUDEYE CORP.

                           Dated as of August 7, 2006


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                                TABLE OF CONTENTS

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
                                                                             PAGE
                                                                             ----
Article I THE MERGER............................................................2

      1.1   THE MERGER..........................................................2
      1.2   EFFECTIVE TIME; CLOSING.............................................2
      1.3   EFFECT OF THE MERGER................................................2
      1.4   CERTIFICATE OF INCORPORATION AND BYLAWS.............................2
      1.5   DIRECTORS AND OFFICERS..............................................3
      1.6   EFFECT ON CAPITAL STOCK.............................................3
      1.7   DISSENTING SHARES...................................................5
      1.8   SURRENDER OF CERTIFICATES...........................................5
      1.9   NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.................7
      1.10  LOST, STOLEN OR DESTROYED CERTIFICATES..............................7
      1.11  FURTHER ACTION......................................................7

Article II REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................7

      2.1   ORGANIZATION; STANDING AND POWER; CHARTER DOCUMENTS; SUBSIDIARIES...7
      2.2   CAPITAL STRUCTURE...................................................8
      2.3   AUTHORITY; NO CONFLICT; NECESSARY CONSENTS.........................10
      2.4   SEC FILINGS; FINANCIAL STATEMENTS; INTERNAL CONTROLS...............12
      2.5   ABSENCE OF CERTAIN CHANGES OR EVENTS...............................15
      2.6   TAXES..............................................................17
      2.7   TITLE TO PROPERTIES................................................19
      2.8   INTELLECTUAL PROPERTY..............................................21
      2.9   RESTRICTIONS ON BUSINESS ACTIVITIES................................27
      2.10  GOVERNMENTAL AUTHORIZATIONS........................................27
      2.11  LITIGATION.........................................................27
      2.12  COMPLIANCE WITH LAWS...............................................28
      2.13  ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS........................28
      2.14  BROKERS' AND FINDERS' FEES.........................................30
      2.15  TRANSACTIONS WITH AFFILIATES.......................................30
      2.16  EMPLOYEE BENEFIT PLANS AND COMPENSATION............................30
      2.17  CONTRACTS..........................................................36
      2.18  INSURANCE..........................................................38
      2.19  EXPORT CONTROL LAWS................................................39
      2.20  FOREIGN CORRUPT PRACTICES ACT......................................39
      2.21  INFORMATION SUPPLIED...............................................39
      2.22  FAIRNESS OPINION...................................................40
      2.23  TAKEOVER STATUTES..................................................40

Article III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB............40

      3.1   ORGANIZATION.......................................................40


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
      3.2   AUTHORITY; NO CONFLICT; NECESSARY CONSENTS.........................40
      3.3   CAPITAL RESOURCES..................................................41
      3.4   INFORMATION SUPPLIED...............................................41
      3.5   OPERATIONS OF MERGER SUB...........................................42
      3.6   BROKERS' AND FINDERS' FEES.........................................42
      3.7   LITIGATION.  ......................................................42

Article IV CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME..................42

      4.1   CONDUCT OF BUSINESS BY THE COMPANY.................................42
      4.2   PROCEDURES FOR REQUESTING PARENT CONSENT...........................46

Article V ADDITIONAL AGREEMENTS................................................47

      5.1   PROXY STATEMENT....................................................47
      5.2   MEETING OF COMPANY STOCKHOLDERS; BOARD RECOMMENDATION..............47
      5.3   ACQUISITION PROPOSALS..............................................48
      5.4   CONFIDENTIALITY;  ACCESS TO INFORMATION; NO MODIFICATION
            OF REPRESENTATIONS, WARRANTIES OR COVENANTS .......................52
      5.5   PUBLIC DISCLOSURE..................................................53
      5.6   REGULATORY FILINGS; REASONABLE EFFORTS.............................53
      5.7   NOTIFICATION OF CERTAIN MATTERS....................................55
      5.8   THIRD-PARTY CONSENTS/TERMINATIONS..................................56
      5.9   EMPLOYEE MATTERS...................................................56
      5.10  INDEMNIFICATION....................................................58
      5.11  SECTION 16 MATTERS.................................................59
      5.12  TERMINATION OF CERTAIN COMPANY CONTRACTS...........................59

Article VI CONDITIONS TO THE MERGER............................................60

      6.1   CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER...60
      6.2   ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB..60
      6.3   ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY............61

Article VII TERMINATION, AMENDMENT AND WAIVER..................................62

      7.1   TERMINATION........................................................62
      7.2   NOTICE OF TERMINATION; EFFECT OF TERMINATION.......................65
      7.3   FEES AND EXPENSES..................................................65
      7.4   AMENDMENT..........................................................66
      7.5   EXTENSION; WAIVER..................................................66

Article VIII GENERAL PROVISIONS................................................67

      8.1   NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES.....................67
      8.2   NOTICES............................................................67
      8.3   INTERPRETATION; KNOWLEDGE..........................................68
      8.4   COUNTERPARTS.......................................................69
      8.5   ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES........................70
      8.6   SEVERABILITY.......................................................70
      8.7   OTHER REMEDIES.....................................................70


                                      -ii-
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
      8.8   GOVERNING LAW......................................................70
      8.9   RULES OF CONSTRUCTION..............................................70
      8.10  ASSIGNMENT.........................................................71
      8.11  WAIVER OF JURY TRIAL...............................................71


      Exhibit A                     Form of Voting Agreement
      Exhibit B                     Joint Press Release

                             INDEX OF DEFINED TERMS

      DEFINED TERM                                                SECTION
      ------------                                                -------

      401(k) Plan                                                 5.9(a)
      2005 Plan                                                   2.2(a)
      Acquisition                                                 7.3(b)(iii)
      Acquisition Proposal                                        5.3(g)(i)
      Action of Divestiture                                       5.6(d)
      Agreement                                                   Preamble
      the business of                                             8.3(a)
      Bundeskartellamt                                            6.1(c)
      Business Day                                                1.2
      Cashed-Out Options                                          1.6(b)(ii)
      Certificate of Merger                                       1.2
      Certificates                                                1.8(c)
      Change of Recommendation                                    5.3(d)
      Change of Recommendation Notice                             5.3(d)(iii)
      Closing                                                     1.2
      Closing Date                                                1.2
      COBRA                                                       2.16(a)
      Code                                                        1.8(d)
      Company                                                     Preamble
      Company Balance Sheet                                       2.4(b)
      Company Charter Documents                                   2.1(b)
      Company Common Stock                                        1.6(a)
      Company Disclosure Letter                                   Article II
      Company Employee Plan                                       2.16(a)
      Company Financials                                          2.4(b)
      Company Intellectual Property                               2.8(a)
      Company Material Contract                                   2.17(a)
      Company Options                                             2.2(b)
      Company Preferred Stock                                     2.2(a)
      Company Registered Intellectual Property                    2.8(a)
      Company SEC Reports                                         2.4(a)
      Company Services                                            2.8(a)
      Company Stock Option Plans                                  2.2(b)
      Company Warrants                                            1.6(b)(i)
      Confidentiality Agreement                                   5.4(a)
      Contaminants                                                2.8(k)
      Continuing Employees                                        5.9(b)(i)
      Contract                                                    2.1(a)
      Cure Expiration Date                                        7.1(i)(B)
      Customer Information                                        2.8(o)

      Delaware Law                                                Recitals
      Dissenting Shares                                           1.7(a)
      DOJ                                                         2.3(c)
      DOL                                                         2.16(a)
      Effect                                                      8.3(d)
      Effective Time                                              1.2
      Employee                                                    2.16(a)
      Employee Agreement                                          2.16(a)
      End Date                                                    7.1(b)
      Environmental or Health and Safety Claim                    2.13(a)
      Environmental Laws                                          2.13(a)
      ERISA                                                       2.16(a)
      ERISA Affiliate                                             2.16(a)
      Exchange Act                                                2.3(c)
      Exchange Agent                                              1.8(a)
      Exchange Fund                                               1.8(b)
      Export Approvals                                            2.19(a)
      FCO                                                         6.1(c)
      FCPA                                                        2.20
      FTC                                                         2.3(c)
      GAAP                                                        2.4(b)
      Governmental Authorizations                                 2.10
      Governmental Entity                                         2.3(c)
      Health and Safety Laws                                      2.13(a)
      HIPAA                                                       2.16(a)
      HSR Act                                                     2.3(c)
      include, includes, including                                8.3(a)
      Indemnified Parties                                         5.10(a)
      Intellectual Property                                       2.8(a)
      Intellectual Property Rights                                2.8(a)
      International Employee Plan                                 2.16(a)
      IRS                                                         2.16(a)
      Knowledge                                                   8.3(b)
      Lease Documents                                             2.7(b)
      Legal Requirements                                          2.2(d)
      Liens                                                       2.1(c)
      Made Available                                              8.3(c)
      Material Adverse Effect                                     8.3(d)
      Materials of Environmental Concern                          2.13(a)
      Merger                                                      1.1
      Merger Consideration                                        1.6(a)
      Merger Sub                                                  Preamble
      Merger Sub Common Stock                                     1.6(c)
      Necessary Consents                                          2.3(c)
      OD2                                                         2.4(c)

      Open Source                                                 2.8(i)
      Overpeer                                                    2.4(c)
      Parent                                                      Preamble
      Parent Benefit Plans                                        5.9(b)(ii)
      Pension Plan                                                2.16(a)
      Person                                                      8.3(e)
      Proxy Statement                                             2.21
      Real Property                                               2.7(a)
      Returns                                                     2.6(b)(i)
      Reviewed Document                                           5.12(a)
      SEC                                                         2.3(c)
      Second Request Responses                                    5.6(a)
      Securities Act                                              2.4(a)
      Shrink-Wrapped Code                                         2.8(a)
      Significant Subsidiaries                                    2.1(c)
      Source Code                                                 2.8(a)
      SOX                                                         2.4(a)
      Stockholders' Meeting                                       5.2(a)
      Subsidiary                                                  2.1(a)
      Subsidiary Charter Documents                                2.1(b)
      Superior Offer                                              5.3(g)(ii)
      Surviving Corporation                                       1.1
      Tax                                                         2.6(a)
      Taxes                                                       2.6(a)
      Termination Fee                                             7.3(b)(i)
      Trade Secrets                                               2.8(a)
      Triggering Event                                            7.1
      Voting Agreements                                           Recitals
      Voting Debt                                                 2.2(c)
      WARN                                                        2.16(a)
      without limitation                                          8.3(a)

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of August 7, 2006, by and among Nokia Inc., a Delaware corporation ("PARENT"), Loretta Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent ("MERGER SUB"), and Loudeye Corp., a Delaware corporation (the "COMPANY").

                                    RECITALS

      A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

      B. The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), this Agreement and the transactions contemplated hereby, including the Merger.

      C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, all current executive officers and members of the Board of Directors of the Company are entering into Voting Agreements and irrevocable proxies in substantially the form attached hereto as EXHIBIT A (each, a "VOTING AGREEMENT" and, collectively, the "VOTING AGREEMENTS").

      D. Concurrently with the execution of this Agreement, and as an inducement to Parent's willingness to enter into this Agreement, certain key employees of the Company have entered into employment-related agreements with Parent (which contain non-competition and non-solicitation provisions) and certain other senior executives of the Company have entered into Non-Competition and Non-Solicitation Agreements.

      E. Subject to Section 5.3(d) hereof, the Board of Directors of the Company has resolved to recommend to its stockholders the adoption of this Agreement.

      F. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

      G. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

      1.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

      1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on the Closing Date. The closing of the Merger (the "CLOSING") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, located at 40 Bank Street, Canary Wharf, London, E14 5DS, at a time and date to be specified by the parties, which shall be no later than the fourth Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the "CLOSING DATE." "BUSINESS DAY" shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in any of New York, United States of America, London, England or Helsinki, Finland are authorized or obligated by law or executive order to close.

      1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Amended and Restated Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time,
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Loudeye Corp." Unless otherwise determined by Parent prior to the Effective

Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

      1.5 DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company's Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

      1.6 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

            (a) COMPANY COMMON STOCK. Each share of common stock, par value $0.001 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted (subject to SECTION 1.7) into the right to receive an amount of cash equal to $4.50 per share, without interest (such amount of cash hereinafter referred to as the "MERGER CONSIDERATION") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in SECTION 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in SECTION 1.10).

            (b)   COMPANY WARRANTS AND COMPANY OPTIONS.

                  (i) COMPANY WARRANTS. Following the Effective Time, all warrants to purchase Company Common Stock issued by the Company ("COMPANY WARRANTS") shall represent only the right, upon the valid exercise thereof, if any, to receive the Merger Consideration payable upon the shares of Company Common Stock previously issuable upon exercise of such Company Warrants and shall in no event be exercisable for any equity securities of Parent, the Company or any of their Subsidiaries. In addition, the Company shall use all reasonable efforts to notify as soon as practicable following the date hereof, and in accordance with the terms of the relevant Common Stock Purchase Warrants and Subscription Agreements related to the Company Warrants, all holders of Company Warrants that they may fully exercise such Company Warrants prior to the Effective Time or shall be entitled to receive following the Effective Time, upon surrender of the certificate representing such Company Warrant, only an amount equal to the product of (x) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant multiplied by

(y) the excess, if any, of the per share Merger Consideration over the per share exercise price in effect for such Company Warrant.

                  (ii) COMPANY OPTIONS. At the Effective Time, each Company Option that is vested as of the Effective Time, giving effect to any acceleration of vesting resulting from the Merger (collectively, the "CASHED-OUT OPTIONS"), and that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Cashed-Out Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of
(i) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger), and (ii) the excess, if any, of the per share Merger Consideration over the exercise price of such Company Option immediately prior to the Effective Time.

                  (iii) As of the Effective Time, the Company Stock Option Plans shall terminate and all rights under the Company Options and any provision of any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall be cancelled. The Company shall use all commercially reasonable efforts, including delivery of all notices, to effectuate the provisions of this Section 1.6(b), and to ensure that, from and following the Effective Time, no Person shall have any right under the Company Stock Options Plans, the Company Options or any other plan, program, agreement or arrangement with respect to equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

                  (iv) Any materials to be submitted to the holders of Company Warrants or Company Options shall be subject to review and prior reasonable approval by Parent.

            (c) CANCELLATION OF TREASURY STOCK. Each share of Company Common Stock held by the Company or any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

            (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $0.001 per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

            (e) ADJUSTMENTS TO MERGER CONSIDERATION. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

      1.7 DISSENTING SHARES.

            (a) Notwithstanding any other provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who: (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has demanded its rights to appraisal in accordance with Section 262 of Delaware Law and (iii) as of the Effective Time has not effectively withdrawn or lost such holder's appraisal rights (collectively, the "DISSENTING SHARES"), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in SECTION 1.6, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.

            (b) Notwithstanding the provisions of SECTION 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in SECTION 1.6, without interest thereon, upon surrender of the certificate representing such shares.

            (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent's consent, which consent shall not be unreasonably withheld or delayed.

      1.8 SURRENDER OF CERTIFICATES.

            (a) EXCHANGE AGENT. Parent shall retain an institution reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") for the Merger on customary terms and conditions.

            (b) PARENT TO PROVIDE CASH. Promptly following the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this ARTICLE I, the Merger Consideration payable pursuant to SECTION 1.6(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

            (c) EXCHANGE PROCEDURES. As soon as reasonably practicable following the Effective Time (but in no event more than five Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to SECTION 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the cash constituting the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which such shares of Company Common Stock shall have been so converted.

            (d) REQUIRED WITHHOLDING. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Warrants or Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the "CODE") or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

            (e) NO LIABILITY. Notwithstanding anything to the contrary in this
SECTION 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this ARTICLE I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this ARTICLE I shall promptly be paid to Parent.

            (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of Certificates who have not surrendered such Certificates in compliance with this SECTION 1.8 shall after such delivery to the Surviving Corporation, subject to SECTION 1.8(e), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to SECTION 1.6(a) with respect to the shares of Company Common Stock formerly represented thereby.

      1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

      1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.11 FURTHER ACTION. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed (i) in the Company SEC Reports (as defined below) that have been filed with the SEC between January 1, 2006 and the date hereof, or (ii) in writing in the disclosure letter (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure letter shall be deemed to apply to each other section or subsection thereof and to the applicable representation and warranty to which its relevance is reasonably apparent on its face) supplied by the Company to Parent dated as of the date hereof (the "COMPANY DISCLOSURE LETTER"), as follows:

      2.1 ORGANIZATION; STANDING AND POWER; CHARTER DOCUMENTS; SUBSIDIARIES.

            (a) ORGANIZATION; STANDING AND POWER. Except as set forth in SECTION 2.1(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries are each a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and each has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "SUBSIDIARY," when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person's board of directors or other governing body. For purposes of this Agreement, "CONTRACT" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding, commitment or arrangement, or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

            (b) CHARTER DOCUMENTS. The Company has Made Available (i) a true and correct copy of the amended and restated certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS") and (ii) the certificate of incorporation and bylaws, or like organizational documents, of each of its Significant Subsidiaries (collectively, "SUBSIDIARY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

            (c) SUBSIDIARIES. SECTION 2.1(c)(i) of the Company Disclosure Letter sets forth each Subsidiary of the Company. For the purposes of this Agreement "SIGNIFICANT SUBSIDIARIES" shall mean all of the Subsidiaries listed in SECTION 2.1(c)(II) of the Company Disclosure Letter. The Company does not have any Subsidiaries that are "significant subsidiaries" within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act (as defined below) that are not included in the Significant Subsidiaries. Except as set forth in SECTION 2.1(c) of the Company Disclosure Letter, the Company is the owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, "LIENS"), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

      2.2 CAPITAL STRUCTURE.

            (a) CAPITAL STOCK. The authorized capital stock of the Company consists of: (i) 25,000,000 shares of Company Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of undesignated preferred stock, par value $0.001 per share (the "COMPANY PREFERRED STOCK"). As of the close of business on August 4, 2006: (i) 13,251,531 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the

Company in its treasury) of which 90,939 were shares of Company Common Stock issued pursuant to unvested restricted stock awards under the Company's 2005 Incentive Award Plan (the "2005 PLAN"), (ii) no shares of Company Common Stock were issued and held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued and outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which the Company is bound.

            (b) COMPANY OPTIONS AND COMPANY WARRANTS. As of the close of business on the date hereof: (i) 831,147 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the 2005 Plan, 2005 Company Stock Option Plan (a subplan to the 2005
Plan), On Demand Distribution Option Exchange Agreements, 2000 Stock Option Plan, 2000 Employee Stock Option Plan, 2000 Director Stock Option Plan and the 1998 Stock Option Plan (collectively, the "COMPANY STOCK OPTION PLANS") (such options, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as "COMPANY OPTIONS"), (ii) 245,385 of the Company Options are vested and exercisable as of the date hereof; (iii) 1,770,050 shares of Company Common Stock are available for future grant under the 2005 Plan; and (iv) 1,832,646 shares of Company Common Stock are issuable upon the exercise of Company Warrants. SECTION 2.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Option and Company Warrant: (a) the name of the holder of such Company Option or Company Warrant, (b) the number of shares of Company Common Stock subject to such Company Option or Company Warrant, (c) the exercise price of such Company Option or Company Warrant, (d) the date on which such Company Option or Company Warrant was granted or issued, (e) the Company Stock Option Plan under which such Company Option was issued and whether such Company Option is an "incentive stock option" (as defined in Section 422 of the Code) or a nonqualified stock option, (f) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries, (g) the extent to which such Company Option or Company Warrant is vested and exercisable as of the date hereof, and (h) the date on which such Company Option or Company Warrant expires. As a result of the transactions contemplated by this Agreement, all outstanding unvested Company Options will vest and become immediately exercisable immediately prior to the Effective Time. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. None of the Company Options or Company Warrants were granted with exercise prices below fair market value on the date of grant. Except as set forth in SECTION 2.2(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option or Company Warrant as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). Except as set forth in SECTIONS 2.2(b) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock, performance shares or other similar rights with respect to the Company.

            (c) VOTING DEBT. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, "VOTING DEBT").

            (d) OTHER SECURITIES. Except as otherwise set forth in SECTION 2.2(b) or SECTION 2.2(d) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking of any kind. There are no outstanding Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Except for the Voting Agreements, the Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound. There are no outstanding contractual commitments of the Company or any of its Subsidiaries that obligate the Company or its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. For purposes of this Agreement, "LEGAL REQUIREMENTS" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

      2.3 AUTHORITY; NO CONFLICT; NECESSARY CONSENTS.

            (a) AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the adoption of this Agreement by the Company's stockholders as contemplated in SECTION 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the

Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by the Company's stockholders as contemplated by
SECTION 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting where all the Directors were present and the meeting was duly called and held and not subsequently rescinded or modified in any way (except as is permitted pursuant to SECTION 5.3(d) hereof or for clerical or administerial modifications) duly
(i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, (ii) duly and validly approved this Agreement and the transactions contemplated thereby, including the Merger, and taken all corporate action required to be taken by the Company's Board of Directors to authorize the consummation of the Merger, and
(iii) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted to the Company's stockholders at the Stockholders' Meeting (as defined below). This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

            (b) NO CONFLICT. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not
(i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the adoption of this Agreement by the Company's stockholders as contemplated in SECTION 5.2 and compliance with the requirements set forth in
SECTION 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or to the Knowledge of the Company, materially impair the Company's rights or alter the rights or obligations of any third party under, or to the Knowledge of the Company, give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries other than, in the cases of clauses (ii) and (iii) as would not reasonably be expected to have a Material Adverse Effect on the Company or to materially and adversely affect the Company's ability to consummate the Merger.
SECTION 2.3(b) of the Company Disclosure Letter lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which, if individually or in the aggregate, not obtained, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or result in the Company or any of its Subsidiaries incurring any material penalties or other financial obligations or to materially and adversely affect the ability of the parties hereto to consummate the Merger as contemplated.

            (c) NECESSARY CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY") or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (the "SEC") in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR ACT") and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required by any competent merger control authority or the expiration of any applicable waiting period and the absence of an order by any competent authority or court preliminarily or permanently prohibiting the transaction pursuant to the competition laws of Germany, Italy and any applicable mandatory competition laws of any other country identified in
SECTION 2.3(c) of the Company Disclosure Letter, (iv) approval of the Company's stockholders as contemplated in SECTION 5.2, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Capital Market and (vi) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially affect the ability of any of the parties hereto to consummate the Merger as contemplated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing or to have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) above are referred to herein as the "NECESSARY CONSENTS."

      2.4 SEC FILINGS; FINANCIAL STATEMENTS; INTERNAL CONTROLS.

            (a) SEC FILINGS. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2004. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing (including those that the Company may file subsequent to the date hereof), are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act, or the Sarbanes-Oxley Act of 2002 ("SOX"), as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has Made Available complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC (but that are required to be filed with the SEC) to all Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect. The Company has Made Available true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2004, including but limited to all SEC comment letters and responses to such comment letters by or on behalf of the Company. As of the date hereof, none of the Company SEC Reports are the subject of ongoing SEC review or outstanding SEC comment. The Company is in compliance with, and has complied, in each case in all material respects with (i) the applicable provisions of SOX and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market. Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of SOX with respect to the Company SEC Reports. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX.

            (b) FINANCIAL STATEMENTS. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements or pro forma financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) presented fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated. The Company does not intend to correct or restate and, to the Knowledge of the Company, there is not any basis to correct or restate, any of the Company Financials. The unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 2006 contained in the Company SEC Reports is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as set forth in the Company Financials or SECTION 2.4(b) of the Company Disclosure Letter, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise, either matured or unmatured) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iii) liabilities, which individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements, and the Financial Statements are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

            (c) INTERNAL CONTROLS. Except as set forth in SECTION 2.4(c) of the Company Disclosure Letter, the Company, On Demand Distribution Limited ("OD2") and Overpeer Inc. ("OVERPEER") have established and maintain, adhere to and enforce a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (including the Company Financials) including policies and procedures that
(i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, OD2 and Overpeer, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company, OD2 and Overpeer are being made only in accordance with the appropriate authorizations of management and the Board of Directors of the Company, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, OD2 and Overpeer that could have a material effect on the Company's, OD2's or Overpeer's financial statements and (iv) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company's management or other Employees who have a significant role in the preparation of financial statements or the Company's internal controls over financial reporting utilized by the Company and its Significant Subsidiaries, are adequately and promptly disclosed to the Company's independent auditors and the audit committee of the Company's Board of Directors. None of the Company, OD2 or Overpeer (including any Employee thereof) nor, to the Knowledge of the Company, the Company's independent auditors, have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company, OD2 or Overpeer, (ii) any fraud, whether or not material, that involves the Company's management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company, OD2 or Overpeer, or (iii) any claim or allegation regarding any of the foregoing.

            (d) DISCLOSURE CONTROLS. The Company's disclosure controls and procedures required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act are reasonably designed in all material respects to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and (ii) is accumulated and communicated to the Company's management to allow timely decisions regarding required disclosure.

      2.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet through the date hereof, except as set forth in SECTION 2.5 of the Company Disclosure Letter there has not been, accrued or arisen:

            (a) any Material Adverse Effect on the Company;

            (b) any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole, or, to the Knowledge of the Company, any solicitation of, or participation in, any negotiations or discussions with respect to any of the foregoing;

            (c) any entry into, amendment or termination by the Company or any of its subsidiaries of any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;

            (d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing agreements;

            (e) any split, reverse split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock except as set forth in SECTION 2.5(e) of the Company Disclosure Letter;

            (f) any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation or fringe benefits (except for normal increases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice) or any payment by the Company or any of its Subsidiaries of any bonus (except for bonuses made to current non-officer employees in the ordinary course of business consistent with past practice) or any change to a Company Employee Plan by the Company or any of its Subsidiaries that would increase current or future accruals of participants under any such plan or would otherwise increase the expense of operating such plan by the Company or any of its Subsidiaries or any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices or any change to or entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination, change in control or indemnification agreement or, except as set forth in SECTION 2.5(f) of the Company Disclosure Letter, any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), or any grant of any share options or share schemes or any issue of shares or securities or entitlement to any shares or securities to any employee or associated person;

            (g) any termination, consent or amendment with respect to any Company Material Contract;

            (h) entry into any Contract that contains any term or obligation of non-assertion or any other material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements, non-compete or future royalty payments;

            (i) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

            (j) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital leases entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole;

            (k) any grants of any material refunds, credits, rebates or other allowances by the Company or any of its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

            (l) any material change in the level of product returns or Company policy or practice regarding accounts receivable or reserves, bad debts or rights to accounts receivable experienced by the Company or any of its Subsidiaries;

            (m) any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

            (n) any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries or the licenses of current Company Services, in each case, in the ordinary course of business and in a manner consistent with past practice;

            (o) any material investment, loan, extension of credit or financing or grant of extended payment terms by the Company or any of its Subsidiaries to any Person other than in the ordinary course of business and in a manner consistent with past practice;

            (p) any material purchases of fixed assets or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;

            (q) any material amendment filed to any Tax Return, adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

            (r) any material revaluation, or any indication that such a revaluation is required under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of long-term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

            (s) any significant deficiency or material weakness identified in the system of internal control over financial reporting utilized by the Company and its Subsidiaries.

      2.6 TAXES.

            (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, social security contributions and liabilities relating to taxes, based upon or measured by gross receipts, income, profits, capital gains, net assets, sales, use and occupation, and value added, ad valorem, transfer, stamp duty and UK stamp duty reserve tax, stamp duty land tax, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers' compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b) TAX RETURNS AND AUDITS. Except as set forth in SECTION 2.6(b) of the Company Disclosure Letter,

                  (i) The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign income Tax returns, estimates, information statements and reports and any amendments thereto ("RETURNS") and all other material Tax Returns required to be filed relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Returns are true, correct, and complete and have been completed in accordance with applicable Legal Requirements in all material respects, (b) preserved records required for the delivery of correct and complete Returns as required by Schedule 18 of the Finance Act 1998, and (c) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all Taxes required to be paid or withheld whether or not shown as due on any Return, other than Taxes not yet due and payable for which an adequate reserve has been accrued or established on the Company Balance Sheet.

                  (ii) Neither the Company nor any of its Subsidiaries has any Tax deficiency or adjustment outstanding, assessed or proposed against the Company or any of its Subsidiaries, that has not been settled, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (iii) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for an audit or other examination of any material Return of the Company or any of its Subsidiaries.

                  (iv) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

                  (v) Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of tax avoidance transactions that the Internal Revenue Service identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

                  (vi) The Company and its Significant Subsidiaries are in substantial compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territory or non-U.S. government, and to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

                  (vii) As of the date of the Company Financials, neither the Company nor any of its Subsidiaries has any material liability for unpaid Taxes which have not been accrued or reserved on the Company Financials, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes since the date of the Company Balance Sheet other than Taxes incurred in the ordinary course of business which are consistent in type and amount with Taxes attributable to prior periods.

                  (viii) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation or group payment agreement or arrangement, (c) any liability for the Taxes of any Person (other than Company or any of its Subsidiaries), under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise, (d) ever been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes and (e) been party to any claim or surrender of group relief under the provision of Section 402 to 413 of the Income and Corporation Taxes Act 1988 (other than between the Company and / or any of its Subsidiaries) or claim for relief under Section 42 of the Finance Act 1930 which could be withdrawn pursuant to section 111 of the Finance Act 2002.

                  (ix) Neither the Company nor its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) any material deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code, (d) Section 482 of the Code (or in the case of each of (a), (b), (c) and (d)), under any similar provision of applicable state, local or foreign law, (e) installment sale or open transaction disposition or (f) prepaid amount.

                  (x) The Company and its Subsidiaries has been resident in its jurisdiction of incorporation for corporation tax purposes and is not and has not been treated as resident or belonging, or subject to Tax in any other jurisdiction for any material Tax purpose. The Company and its Subsidiaries have made all claims necessary to obtain relief from double taxation under any relevant bilateral convention relating to double taxation in respect of income, profits, gains or payments accrued.

                  (xi) All material written concessions, agreements or undertakings, between the Company and its Subsidiaries and HM Revenue and Customs or any foreign tax authorities regarding or affecting the future taxation treatment of the Company have been disclosed in the Company Disclosure Letter.

                  (xii) Neither the Company nor its Subsidiaries have within the past three years suffered any material non-routine investigation or audit by HM Revenue and Customs, or any other taxation or excise authority.

                  (xiii) Neither the Company nor the Subsidiaries have any liability to make any payment pursuant to an indemnity, guarantee or covenant entered into before the date of this Agreement under which the Company or its Subsidiaries agreed to meet or pay a sum equivalent to or by reference to another person's liability to tax.

                  (xiv) All documents in the enforcement of which the Significant Subsidiaries may be interested and which are liable to stamp duty have been duly stamped and no document in the enforcement of which the Significant Subsidiaries may be interested has not been properly stamped by reason of it being executed and retained abroad.

                  (xv) The Significant Subsidiaries are duly registered for the purposes of Value Added Tax and their registration is not nor has in the last three years been subject to any conditions imposed by or agreed with HM Revenue and Customs including any requirement to provide security and neither the Company nor its Subsidiaries are under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

      2.7 TITLE TO PROPERTIES.

            (a) PROPERTIES. Neither the Company nor any of its Subsidiaries owns or has owned any real property. SECTION 2.7(a) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the "REAL PROPERTY"), and each Real Property that is material to the Company and its Subsidiaries, taken as a whole, is marked by an asterisk. All current leases set forth in SECTION 2.17(a)(VII) of the Company Disclosure Letter are in full force and effect, are valid and effective in accordance with their respective terms there is not, under any of such leases, any existing material breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) by the Company or its Subsidiaries or, to the Knowledge of the Company, any third Person under such leases, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally. To the Knowledge of the Company, no parties other than the Company or any of its Subsidiaries have a right to occupy any material Real Property and the Real Property is used only for the operation of the business of the Company and its Subsidiaries. The Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair (ordinary wear and tear excepted) and regularly maintained in accordance with standard industry practice and the Real Property is in compliance, in all material respects, with Legal Requirements. Except as set forth in SECTION 2.7(a) of the Company Disclosure Letter neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 "Accounting for Asset Retirement Obligations," upon the expiration or earlier termination of any leases or other occupancy agreements for the Real Property. The Company and each of its Subsidiaries have performed in all material respects all of their obligations under any material termination agreements pursuant to which they have terminated any leases of real property that are no longer in effect and have no material continuing liability with respect to such terminated real property leases.

            (b) DOCUMENTS. The Company has Made Available true, correct and complete copies of all material leases, lease guarantees, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Real Property to which the Company or any of its Subsidiaries is a party, including all amendments, terminations and modifications thereof ("LEASE DOCUMENTS"); and there are no other material leases, lease guaranties, agreements for the leasing use or occupancy of, or otherwise granting a right in or relating to or affecting any Real Property or to which the Company or any of its Subsidiaries is a party, other than those identified in SECTION 2.7(b) of the Company Disclosure Letter.

            (c) VALID TITLE. The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable and (iii) such imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company and its Significant Subsidiaries include all rights, properties and assets necessary to permit the Company and its Significant Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

      2.8 INTELLECTUAL PROPERTY.

            (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  "COMPANY INTELLECTUAL PROPERTY" shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or purported to be owned by, or exclusively licensed to, the Company or its Subsidiaries.

                  "COMPANY SERVICES" shall mean all services, technologies and products developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed out by or on behalf of the Company and any of its Subsidiaries.

                  "COMPANY REGISTERED INTELLECTUAL PROPERTY" shall mean the applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity by or in the name of the Company or any of its Subsidiaries.

                  "INTELLECTUAL PROPERTY" shall mean any or all of the following
(i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites,
(vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

                  "INTELLECTUAL PROPERTY RIGHTS" shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors' certificates, (ii) copyrights, copyright registrations and copyright applications and "moral" rights, (iii) trade and industrial secrets and confidential information ("TRADE SECRETS"), (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

                  "SHRINK-WRAPPED CODE" means generally commercially available software code (other than development tools and development environments) where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).

                  "SOURCE CODE" shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

            (b) NO DEFAULT/NO CONFLICT. Except as set forth in SECTION 2.8(b) of the Company Disclosure Letter, all Contracts relating to either (i) Company Intellectual Property that is material to the business of the Company or (ii) Intellectual Property or Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries that is material to the business of the Company, are in full force and effect, and enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts. Except as set forth in SECTION 2.8(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries is in material compliance with, and has not breached any material term of any such Contracts and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's and its Subsidiaries' rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

            (c) NO INFRINGEMENT. The operation of the business of the Company and its Subsidiaries as currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Service does not infringe or misappropriate, and, to the Knowledge of the Company, when conducted by Parent and/or Surviving Corporation immediately following the Closing, will not infringe or misappropriate in any material respect any Intellectual Property Rights of any Person, violate any right to privacy or publicity, or constitute unfair competition or trade practices under the laws of any relevant jurisdiction. Except as set forth in
SECTION 2.8(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has obtained opinions or memoranda of counsel relating to infringement, validity or enforceability of any third party Intellectual Property Rights.

            (d) NOTICE. Except as set forth in SECTION 2.8(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice (or, to the Knowledge of the Company, any other notice) from any Person claiming that the Company, any of its Subsidiaries, any Company Service or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

            (e) NO THIRD PARTY INFRINGERS. To the Knowledge of the Company and except as set forth in SECTION 2.8(e) of the Company Disclosure Letter, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Within the past three years, neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging any infringement, misappropriation or violation of any Company Intellectual Property.

            (f) TRANSACTION. Except as set forth in SECTION 2.8(f) of the Company Disclosure Letter, neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law, if any, as a result of the Merger of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its affiliates or the Surviving Corporation or any of its subsidiaries granting to any third party any incremental right to or with respect to or non-assertion under any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its affiliates or the Surviving Corporation or any of its subsidiaries, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, (iii) Parent, any of its affiliates or the Surviving Corporation or any of its subsidiaries being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party or (iv) the Company or any of its Subsidiaries attempting to procure from Parent or any of its affiliates a license grant or covenant not to assert under any Contract. As used in this
SECTION 2.8(f), an "incremental" right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.

            (g) INTELLECTUAL PROPERTY. Except as set forth in SECTION 2.8(g) of the Company Disclosure Letter, each of the Company and its Subsidiaries has used all commercially reasonable efforts to obtain, maintain and protect the Company Intellectual Property. Except as set forth in SECTION 2.8(g) of the Company Disclosure Letter and without limiting the foregoing, each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former employee, consultant and contractor to execute sufficient proprietary information and confidentiality agreements which (i) assign to the Company and/or its Subsidiaries all right, title and interest (including the sole right to enforce) in any Intellectual Property or Intellectual Property Rights arising therefrom and (ii) provide reasonable protection for trade secrets of the Company and its Subsidiaries. Except as set forth in SECTION 2.8 of the Company Disclosure Letter, all current or former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company Intellectual Property have executed such agreements, and to the Knowledge of the Company, no party to any such agreement is in breach thereof.

            (h) NO ORDER. There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar obligations, other than the Contracts set forth on SECTIONS 2.8(h) of the Company Disclosure Letter, that do or, to the Knowledge of the Company, may: (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party's Intellectual Property Rights or (iii) grant any third party any right with respect to any Company Intellectual Property Rights.

            (i) OPEN SOURCE. No Intellectual Property or Intellectual Property Rights of the Company or any of its Subsidiaries, of a third party or in the public domain, that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or GNU lesser general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one's ability to charge for distribution of or to use software for commercial purposes (collectively "OPEN SOURCE"), has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any current Company Services. Each of the Company and its Subsidiaries has used commercially reasonable efforts to: (i) identify such Open Source and (ii) to avoid the release of the Source Code of the Company Intellectual Property.
SECTION 2.8(i) of the Company Disclosure Letter sets forth a list of all material Open Source that is included in, or provided or distributed with any current Company Service. To the Knowledge of the Company, there has been no material deviation from or violation of the Company's policies with respect to Open Source.

            (j) SOURCE CODE. SECTION 2.8(j) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could reasonably result in a release from escrow of any Source Code that is Company Intellectual Property and the grant of incremental rights to a Person with regard to such Source Code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property under any Contract, and no such Source Code has been disclosed, delivered or licensed to a third party.

            (k) SOFTWARE. To the Knowledge of the Company, all Company Services and all applicable Company Intellectual Property (and all parts thereof) are free of: (i) any material defects, including without limitation any material error or omission in the processing of any transactions and (ii) any disabling codes or instructions and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Service or applicable Company Intellectual Property (or all parts thereof) or data or other software of users ("CONTAMINANTS").

            (l) INFORMATION TECHNOLOGY. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants. To the Knowledge of the Company and except as set forth in SECTION 2.8(l) of the Company Disclosure Letter, the Company and its Subsidiaries have appropriate disaster recovery and business continuity plans, procedures and facilities for the business and have taken commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted or proposed to be conducted. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the information technology systems. The Company and its Subsidiaries have implemented commercially reasonable and all necessary security patches or upgrades that are generally available for the Company's information technology systems.

            (m) LICENSES-IN. Other than (i) licenses to Shrink-Wrapped Code,
(ii) licenses to Open Source as set forth in SECTION 2.8(i) of the Company Disclosure Letter and (iii) non-disclosure agreements entered into in the ordinary course of business, SECTION 2.8(m) of the Company Disclosure Letter lists all Contracts that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party.

            (n) LICENSES-OUT. Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Company Services to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company's standard form(s) which have been Made Available), SECTION 2.8(n) of the Company Disclosure Letter lists the top ten Contracts (based on revenues generated for the fiscal quarter ended March 31, 2006) providing for the license or other use of Company Intellectual Property or Company Services to which the Company or any of its Subsidiaries is a party.

            (o) TRADE SECRETS. Except as set forth in SECTION 2.8(o) of the Company Disclosure Letter, the Company and each of its Subsidiaries have ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "CUSTOMER Information"). Except as set forth in SECTION 2.8(o) of the Company Disclosure Letter, no Person other than the Company, its wholly owned Subsidiaries, or Persons distributing Company Services through channels (whether by way of sales, licensing, leasing or otherwise) possess any claims or rights with respect to use of the Customer Information. The Company and its Subsidiaries have taken commercially reasonable steps to protect their trade secrets, and any trade secrets of third parties provided thereto, according to the laws of the applicable jurisdictions where such trade secrets are developed, practiced or disclosed. The Company and its Subsidiaries have used commercially reasonable efforts to enforce a policy requiring all personnel and third parties having access to such trade secrets to execute a written agreement which provides reasonable protection for such trade secrets and which does not allow use or disclosure of such trade secrets by the recipient upon the expiration of any specified period of time and, to the Knowledge of the Company, except pursuant to such agreements, there has been no disclosure by the Company or any of its Subsidiaries of any such trade secrets and, to the Knowledge of the Company, no party to any such agreement is in breach thereof.

            (p) PRIVACY. The Company and its Subsidiaries have complied with all applicable laws and their respective internal privacy policies and guidelines relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries in the conduct of their business. The Company and its Subsidiaries take commercially reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse. The execution, delivery and performance of this Agreement complies with the Company's and its Subsidiaries' applicable privacy policies and in all material respects with all applicable laws relating to privacy. Except as set forth in SECTION 2.8(p) of the Company Disclosure Letter, the Company and its Subsidiaries has fully complied with the requirements of all applicable local, state, federal and foreign legislation concerning rights in respect of privacy and personal information. A website link to all currently applicable privacy policies and guidelines is provided in
SECTION 2.8(p) of the Company Disclosure Letter and the Company and its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws and none of such disclosures have been inaccurate, misleading or deceptive or in violation of any applicable laws in all material respects.

            (q) OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS. SECTION 2.8(q) of the Company Disclosure Letter lists all Company Registered Intellectual Property, identifying in each case the inventors/authors, status, filing date, and issuance/registration/grant date, and prosecution status thereof. The Company or its Subsidiaries own all right, title, and interest (including the sole right to enforce) free and clear of all encumbrances in and to all Company Intellectual Property, and with respect to Company Registered Intellectual Property, are listed in the records of the appropriate United States, state or foreign authority as the sole owner for each item thereof.

            (r) VALIDITY AND ENFORCEABILITY. Except as set forth in SECTION 2.8(r) of the Company Disclosure Letter and to the Knowledge of the Company and its Subsidiaries: (i) the Company Intellectual Property is subsisting, in full force and effect, is valid and enforceable, and (in the case of Company Registered Intellectual Property) has not expired or been cancelled or abandoned, except where such expiration, cancellation or abandonment is consistent with the exercise of reasonable business judgment, (ii) neither the Company nor any of its Subsidiaries has done, or failed to do, any act or thing which may prejudice the validity or enforceability of any Company Intellectual Property, (iii) all necessary registration, maintenance and renewal fees currently due have been paid, and all necessary documents, recordations and certificates have been filed, for the purposes of maintaining such Company Registered Intellectual Property and (iv) each of the patents and patent applications within the Company Registered Intellectual Property has been prosecuted in compliance in all material respects with all applicable rules, policies, and procedures of the United States Patent and Trademark Office or applicable foreign agencies.

            (s) SERVICES. Except as set forth in SECTION 2.8(s) of the Company Disclosure Letter, all Company Services conform in all material respects with all applicable contractual commitments and warranties, the Company's or any of its Subsidiaries,' as the case may be, published product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Entity or third party. Neither the Company nor any of its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification of any Company Services or other damages in connection therewith other than in the ordinary course of business. To the Knowledge of the Company, there are no material defects in the design or technology embodied in any Company Services which impair or are likely to impair the intended use of such Company Service. There is no presently pending, or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Company

Service. Except as set forth in SECTION 2.8(s) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has extended to any of its customers any written service or product warranties, indemnifications or guarantees that deviate in any material respect from the standard service or product warranties, indemnification arrangements or guarantees of the Company or any Company Subsidiary.

      2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth in SECTION
2.9 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (b) granting any exclusive distribution rights, (c) providing "most favored nations" or other preferential pricing terms for Company Services, or (d) which otherwise in any material respect adversely affects or would reasonably be expected to, in any material respect, adversely affect the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Services or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies.

      2.10 GOVERNMENTAL AUTHORIZATIONS. Except as set forth in SECTION 2.10 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Significant Subsidiaries currently operates or holds any material interest in any of their respective properties or
(ii) which is required for the operation of the Company's or any of its Significant Subsidiaries' business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "GOVERNMENTAL AUTHORIZATIONS") has been issued or granted to the Company or any of its Significant Subsidiaries, as the case may be, and are in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification that any suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened and the Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

      2.11 LITIGATION. Except as set forth in SECTION 2.11 of the Company Disclosure Letter and except as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, there is no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). As of the date of this Agreement, there is no material investigation or other proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. There has not been since January 1, 2004, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company's Board of Directors (or any committee thereof) or any third party, either at the request of any of the foregoing or otherwise concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. As of the date of this Agreement, there is no action, suit, proceeding, arbitration or, to the Company's Knowledge, investigation involving the Company that the Company presently intends to initiate.

      2.12 COMPLIANCE WITH LAWS. Except as set forth in SECTION 2.12 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is in violation or default in any material respect of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.

      2.13  ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS.

            (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  "ENVIRONMENTAL OR HEALTH AND SAFETY CLAIM" means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each case, in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries; (b) the health and safety of any person, including all accidents, injuries, illnesses and diseases; or (c) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "ENVIRONMENTAL LAWS" mean all federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, and (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern.

                  "HEALTH AND SAFETY LAWS" mean all federal, state, local and foreign laws, regulations, ordinances and common law relating to the health of any person.

                  "MATERIALS OF ENVIRONMENTAL CONCERN" means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

            (b) ENVIRONMENTAL AND HEALTH AND SAFETY COMPLIANCE. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in material compliance with all Environmental Laws and Health and Safety Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and Health and Safety Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries have received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance. There are no material permits and other material governmental authorizations currently held by the Company or any of its Subsidiaries pursuant to Environmental Laws or Health and Safety Laws.

            (c) ENVIRONMENTAL OR HEALTH AND SAFETY LIABILITIES. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there is no Environmental and Health and Safety Claim pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental and Health and Safety Claim the Company or any of its Subsidiaries have retained or assumed either contractually or by operation of law. In addition, there have been no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental and Health and Safety Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental and Health and Safety Claim the Company or any of its Subsidiaries have retained or assumed either contractually or by operation of law, or otherwise result in any material costs or liabilities under Environmental Law or Health and Safety Law.

            (d) ENVIRONMENTAL AND HEALTH AND SAFETY INFORMATION. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company has provided to Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws or Health and Safety Laws.

            (e) ENVIRONMENTAL AND HEALTH AND SAFETY OBLIGATIONS. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries are required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern,
(ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

      2.14 BROKERS' AND FINDERS' FEES. Except for fees payable to Allen & Company LLC, pursuant to an engagement letter dated July 21, 2005, as amended, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

      2.15 TRANSACTIONS WITH AFFILIATES. Except as set forth in SECTION 2.15 of the Company Disclosure Letter and in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      2.16 EMPLOYEE BENEFIT PLANS AND COMPENSATION.

            (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  "COMPANY EMPLOYEE PLAN" shall mean any "employee benefit plan," within the meaning of Section 3(3) of ERISA and any other plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus, incentive compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits, gratuity, leaving service, jubilee, termination indemnity, long service awards or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, which is or in the past six years has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

                  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  "DOL" shall mean the United States Department of Labor.

                  "EMPLOYEE" shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

                  "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options, or any other agreement providing for compensation or benefits) between the

Company, any of its Subsidiaries or any ERISA Affiliate and any Employee pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of
Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

                  "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

                  "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

                  "IRS" shall mean the United States Internal Revenue Service.

                  "PENSION PLAN" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                  "WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988.

            (b) SCHEDULE. SECTION 2.16(b) of the Company Disclosure Letter contains a correct and complete list (anonymalised if required by law) of each Company Employee Plan and each Employee Agreement. The Company has Made Available a table setting forth the name, salary, country of employment and start date of each employee of the Company and each of its Subsidiaries as of the date hereof and has Made Available a copy of all Employee Agreements between the Company and such employees. To the Knowledge of the Company, no employee of the Company or its Subsidiaries intends to terminate his or her employment for any reason as of the date of this Agreement and, as of the date hereof, there are no grounds on which the Company or any of its Subsidiaries is contemplating giving any such employee notice to terminate his or her employment. SECTION 2.16(b) of the Company Disclosure Letter contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations in excess of $75,000 per year.

            (c) DOCUMENTS. Except as set forth in SECTION 2.16(c) of the Company Disclosure Letter, the Company and each of its Subsidiaries has Made Available
(i) correct and complete copies of all material documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto (whether made, agreed or proposed to be made) and all related trust documents,
(ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, and any other regulatory filings, approvals or registrations required by applicable Legal Requirements since January 1, 2005, including but not limited to ERISA or the Code, in connection with each Company Employee Plan,(iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all written communications material to any Employee or Employees relating to any Company Employee Plan or any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) forms of COBRA notices and related outsourcing contracts, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xii) forms of HIPAA Privacy Notices and forms of Business Associate Agreements to the extent required under HIPAA and (xiii) a current IRS determination or opinion letter issued with respect to each Company Employee Plan.

            (d) EMPLOYEE PLAN COMPLIANCE.

                  (i) The Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in material default or violation in any respect of, and the Company and each of its Subsidiaries have no Knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established, administered and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Neither the Company nor any Subsidiary or ERISA Affiliate has engaged in, and to the Knowledge of the Company, no other person has engaged in a "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Without limiting the foregoing, the Company and each of its Subsidiaries has Made Available all Company Employee Plans, Employee Agreements and any other agreement or arrangement applicable to any Employee providing for payments or benefits, or the acceleration of any payment or benefit, either alone or in combination with any other event, relating to or resulting from a change in control, separation or termination of employment, Employee retention or similar such event.

                  (ii) There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against or relating to any Company Employee Plan or Employee Agreement or against the assets of any Company Employee Plan. Except as set forth in SECTION 2.16(d) of the Company Disclosure Letter, each Company Employee Plan can be amended, terminated or otherwise discontinued after the

Effective Time in accordance with its terms, without material liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

                  (iii) There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

                  (iv) The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

            (e) NO PENSION PLAN. Neither the Company, any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code in the past six years.

            (f) NO SELF-INSURED PLAN. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

            (g) COLLECTIVELY BARGAINED, MULTIEMPLOYER AND MULTIPLE-EMPLOYER PLAN. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) or any similar plan in any non-U.S. jurisdiction. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

            (h) NO POST-EMPLOYMENT OBLIGATIONS. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability on the part of the Company, any of its Subsidiaries or any ERISA Affiliate to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute.

            (i) EFFECT OF TRANSACTION. Except as set forth in SECTION 2.16(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service or any other event in connection therewith will (i) result in any payment (including retirement, severance, change in control, golden parachute, retention payment, bonus or otherwise but excluding payments required to be made by law), becoming due to any Employee or funding of any such payment,
(ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options) except as required under applicable Legal Requirements.

            (j) PARACHUTE PAYMENTS; 409A; EXECUTIVE COMPENSATION TAX. Except as set forth in SECTION 2.16(j) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Sections 4999 or 409A of the Code. The Company Employee Plans and Employee Agreements have been administered in good faith compliance with Section 409A of the Code. Prior to the date of this Agreement, the Company has not undergone a change in ownership or effective control as defined in Section 280G of the Code and the regulations promulgated thereunder. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. No employee of the Company or any of its Subsidiaries has made an election under Section 83(b) of the Code (or under any similar provision of U.K.
law) with respect to restricted stock awards or any other equity awards.

            (k) EMPLOYMENT MATTERS. The Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status, employment discrimination, disability rights or benefits, labor relations, employee leave requirements, plant closures and layoffs, affirmative action, whistleblower protections and wages and hours and, in each case, with respect to Employees (i) except as accrued in the ordinary course, are not liable for any arrears of wages or other remunerations, accrued holiday pay, expenses, bonus, commission, penalties, severance pay or any Taxes, any penalty or any other payment for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker's compensation policy or long-term disability policy. Except as set forth in SECTION 2.16(k) of the Company Disclosure Letter, the services provided by each of the Company's, each of the Company's Subsidiary's and each of their ERISA Affiliates' Employees employed in the United

States are terminable at the will of the Company and its ERISA Affiliates and all Employee Agreements relating to Employees employed or engaged in the United Kingdom are terminable by giving the applicable minimum period of notice specified in section 86 of the United Kingdom's Employment Rights Act 1996. No Employee has at any time been the subject of a "relevant transfer" for the purposes of the United Kingdom's Transfer of Undertakings (Protection of Employment) Regulations 2006. The Company and its Subsidiaries, as appropriate, do not operate or intend to operate and have not operated any arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal. contractual or non-contractual, which provide for payments greater than those required by applicable laws, statutes, orders, rules and regulations or for notice periods greater than those set out in applicable Employee Agreements. There are no Employees who have been absent from work for more than four weeks (whether on maternity leave, unpaid leave, long-term sickness, secondment, authorized annual leave or any other type of leave or otherwise) in the twelve-month period ending on the date of this Agreement. There is no person previously employed or engaged by the Company or its Subsidiaries, as appropriate, who now has or may have a statutory or contractual or other right to return to work or to be re-instated or re-engaged by the Company or its Subsidiaries (as appropriate). There are no homeworking, part-time, job share, flexi time or other flexible working arrangements or early retirement schemes applicable to any of the Employees.

            (l) WORKS' COUNCILS. Neither the Company nor any of its Subsidiaries is subject to any non-U.S. works' councils or similar organizations. Neither the Company nor any of its Subsidiaries is presently nor has it been in the past a party to, or bound by, any agreements, contract or other arrangement with any non-U.S. works council or similar organization with respect to Employees. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any works' council, labor union or labor organization) to any payments under any collective bargaining agreement, labor agreement or any similar agreement or arrangement to which the Company or any of its Subsidiaries is subject or require the Company or any of its Subsidiaries to consult with any works' council or similar labor relations body.

            (m) LABOR. No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is current or pending or, to the Knowledge of the Company, threatened nor has there been any such occurrence for the past five years. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees or of any activities or proceedings to recognize any trade union or similar body. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated by or on behalf of any Employee or involving any Employee relating to any labor or employment matters including, without limitation, labor practices, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status, employment discrimination, disability rights or benefits, labor relations, employee leave requirements, plant closures and layoffs, affirmative action, whistleblower protections, wages or other remuneration and hours. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any unfair labor practice under any comparable state, local or foreign law. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, union contract or similar agreement with respect to Employees and no such agreement is being negotiated by the Company or any of its Subsidiaries as of the Effective Time, or expected to be negotiated prior the Closing Date. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law. No employee of the Company or any of its Subsidiaries has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff, within ninety days prior to the date of this Agreement.

            (n) INTERNATIONAL EMPLOYEE PLANS. Except as (i) is required under any Legal Requirements or (ii) otherwise set forth in SECTION 2.16(n)(i) of the Company Disclosure Letter, the foregoing representations contained in SECTIONS 2.16(d) through 2.16(m) are accurate with respect to Employees located outside the United States and International Employee Plans, to the extent applicable. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. All benefits under each International Employee Plan (other than those which are fully insured) are calculated on a money purchase basis only and there is no obligation on the Company or any of its Subsidiaries or under an International Employee Plan to provide any specified level of benefits (other than in the case of those benefits which are fully insured). Except as required by law or in relation to benefits previously vested, earned or accrued, or pursuant to the terms of an Employee Agreement disclosed in SECTION 2.16(b)(i) of the Company Disclosure Letter, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason. The Company and its Subsidiaries, as appropriate, comply and at all times have complied with any duty in the United Kingdom to facilitate access to a stakeholder pension scheme (under section 3 of the United Kingdom's Welfare Reform and Pensions Act 1999).

      2.17 CONTRACTS.

            (a) MATERIAL CONTRACTS. For purposes of this Agreement, "COMPANY MATERIAL CONTRACT" shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

                  (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

                  (ii) any employment, contractor or consulting Contract with any executive officer or other employee of the Company earning an annual salary in excess of $75,000 or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without material liability or financial obligation to the Company or any of its Subsidiaries, or any collective bargaining agreement or contract with any labor union, works' council, employee consultation group or other employee organization;

                  (iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

                  (iv) any agreement of indemnification or any guarantee (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of Company Services or between the Company and an officer, director or an employee of the Company in the ordinary course of business);

                  (v) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other Person or business enterprise other than in the ordinary course of business;

                  (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $75,000, other than accounts receivable and payable in the ordinary course of business;

                  (vii) any material Lease Document;

                  (viii) any settlement agreement entered into within three years prior to the date of this Agreement or which otherwise contains continuing material obligations of the Company or any of its Subsidiaries;

                  (ix) (1) any dealer, distributor, joint marketing or end-user license agreement any development agreement under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less, or (2) any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less;

                  (x) any Contract required to be disclosed in SECTION 2.8 of the Company Disclosure Letter including any subsection thereof;

                  (xi) any Contract containing any material support, maintenance or service obligations on the part of the Company or any of its Subsidiaries, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries;

                  (xii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company;

                  (xiii) any Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $75,000 or more;

                  (xiv) any Contract or license for the digital download of audio or visual, or mixed content with any artist, with any artist's association or with any recorded music or video company including all major labels and independent record label companies, including but not limited to those relating to an artist's content catalogue;

                  (xv) any material Contract, plan or placement relating to Company Common Stock;

                  (xvi) any Contract containing any term or obligation of non-assertion or other material non-standard terms, including but not limited to, non-standard discounts or non-standard licensing obligations, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments; or

                  (xvii) any other material Contract containing any termination rights triggered by a change of control in the Company.

            (b) SCHEDULE. SECTION 2.17(a) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date hereof. Except as set forth in SECTION 2.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by, nor are any of their respective properties bound or affected by any Company Material Contract.

            (c) NO BREACH. All Company Material Contracts are valid and in full force and effect, and enforceable in accordance with their terms, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

      2.18 INSURANCE. Except as set forth in SECTION 2.18 of the Company Disclosure Letter, the Company has all insurance policies in place customary for the industry to protect its business and operations and has Made Available true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

      2.19 EXPORT CONTROL LAWS. The Company and each of its Subsidiaries have at all times conducted their export transactions materially in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business in an amount that is material to the Company and its Subsidiaries taken as a whole. Without limiting the foregoing:

            (a) The Company and each of its Subsidiaries have obtained, and are in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad ("EXPORT APPROVALS"), in each case for clauses (i) or (ii) except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole;

            (b) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

            (c) To the Knowledge of the Company there are no actions, conditions or circumstances pertaining to the Company's or any Subsidiary's export transactions that may give rise to any future claims; and

            (d) No Export Approvals for the transfer of material export licenses held by the Company or its Subsidiaries to Parent or the Surviving Corporation are required, or, if required, such Export Approvals can be obtained expeditiously without material cost.

      2.20 FOREIGN CORRUPT PRACTICES ACT. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the "FCPA"), or, to the Knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

      2.21 INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the "PROXY STATEMENT") will, on each relevant filing date, on the date of mailing to the Company's stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

      2.22 FAIRNESS OPINION. The Company's Board of Directors has received an opinion from Allen & Company LLC dated as of August 7, 2006 to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock.

      2.23 TAKEOVER STATUTES. The Company's Board of Directors has taken all reasonable actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company as follows:

      3.1 ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. All of the capital stock of Merger Sub is owned directly or indirectly by Parent.

      3.2 AUTHORITY; NO CONFLICT; NECESSARY CONSENTS.

            (a) AUTHORITY. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

            (b) NO CONFLICT. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in SECTION 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent's or Merger Sub's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any contract filed with the SEC by Parent or any affiliate of Parent pursuant to Item 601(b)(10) of Regulation S-K of the SEC; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, breach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, breach, default, impairment, alteration, giving of rights or Lien.

            (c) NECESSARY CONSENTS. No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

      3.3 CAPITAL RESOURCES. Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement.

      3.4 INFORMATION SUPPLIED. The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not contain, on the date of the mailing to the Company's stockholders and at the time of the Stockholders' Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement.

      3.5 OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated hereby.

      3.6 BROKERS' AND FINDERS' FEES. Except for fees payable to JP Morgan (which shall be paid by Parent), neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.7 LITIGATION. As of the date of this Agreement, there is no material action, suit, claim or proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened or reasonably anticipated against Parent or any of its Subsidiaries, including Merger Sub that, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby. As of the date of this Agreement, there is no investigation or other proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened or reasonably anticipated against Parent or any of its Subsidiaries, including Merger Sub by or before any Governmental Entity that, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

                                   ARTICLE IV
               CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

      4.1 CONDUCT OF BUSINESS BY THE COMPANY.

            (a) ORDINARY COURSE. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as set forth in SECTION 4.1(b) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, (ii) pay their debts and Taxes when due, pay or perform other material obligations when due and (iii) use commercially reasonable efforts consistent with past practice to (x) preserve intact their present business organization, (y) keep available the services of their present executive officers and employees and (z) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings in a manner consistent with past practice. In addition, the Company shall promptly notify in writing Parent of any Material Adverse Effect involving its business or operations.

            (b) REQUIRED CONSENT. Without limiting the generality of SECTION 4.1(a), except as expressly permitted or expressly required by the terms of this Agreement, and except as provided in SECTION 4.1(b) of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective

Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

                  (i) Enter into any new line of business;

                  (ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

                  (iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries (except for repurchases or cancellations of restricted Company Common Stock for nominal value upon termination of employment of the person holding the restricted Company Common Stock);

                  (iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms; and (B) issuances of Company Common Stock upon the exercise of Company Warrants existing on the date hereof;

                  (v) Cause, permit or propose any amendments to the Company Charter Documents or adopt any amendments to any of the Subsidiary Charter Documents of the Company's Subsidiaries;

                  (vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, or solicit or participate in any negotiations or discussions with respect to any of the foregoing;

                  (vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;

                  (viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets except the sale, lease, license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, or the licenses of current Company Services, in each case, in the ordinary course of business and in a manner consistent with past practice;

                  (ix) Effect any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

                  (x) Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (A) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices or (C) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;

                  (xi) Except as required by concurrent changes in GAAP or Legal Requirements as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;

                  (xii) Fail to file any material Return when due, file an amendment to any material Return, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Tax or any Tax reporting practice, enter into any agreement or settle any claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (xiii) Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, covenants, or obligations which either (A) may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $100,000 in any one year or (B) which contain exclusivity provisions of any kind which are binding on the Company or any of its Subsidiaries;

                  (xiv) Cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies on substantially the same terms as in effect on the date hereof;

                  (xv) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $100,000;

                  (xvi) Except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company, (2) adopt or amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options or Company Warrants, or reprice any Company Options, Company Warrants or authorize cash payments in exchange for any Company Options or Company Warrants, or (4) modify or amend any Employee Agreement or indemnification agreement with any Employee other than in the ordinary course of business consistent with past practice;

                  (xvii) Enter into, amend or renew any Contracts containing, or otherwise subjecting the Surviving Corporation or Parent to, any non-competition, exclusivity, "most favored nations" or other preferential pricing, unpaid future deliverables, service requirements outside the ordinary course of business or future royalty payments, or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

                  (xviii) Provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

                  (xix) Hire or enter into any Employee Agreement, indemnification agreement or other agreement with any employee or director or elect or appoint any officers or directors, other than replacement of personnel plus an additional sixteen employees prior to the Effective Date who may be hired by the Company or any of its Significant Subsidiaries in each case based on demonstrated need and demonstrated suitability of the applicable candidate for the position;

                  (xx) Incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

                  (xxi) Enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease;

                  (xxii) Enter into, modify or amend, in each case, in a manner adverse in any material respect to the Company or any of its Subsidiaries, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

                  (xxiii) Enter into any customer Contract, other than a customer Contract which (i) is in accordance with the form of customer Contract Made Available, (ii) has no alterations to such form other than consistent with prior practice, and (iii) complies with all subsections of this section 4.1; provided, always, that the Company shall not enter into any customer Contracts which requires additional research and development or other employee resources for implementation over and above the sixteen additional employees contemplated in subsection (xix) above;

                  (xxiv) Enter into, modify or amend any Contract containing any term or obligation of non-assertion binding on the Company or any Subsidiary or affiliate thereof or binding on Parent or any of its affiliates;

                  (xxv) Make any material purchase of fixed assets or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;

                  (xxvi) Enter into, modify or amend any Contract with respect to, or otherwise potentially binding upon, any Intellectual Property or Intellectual Property Rights of Parent or any of its affiliates (other than the Company and its Subsidiaries following the Effective Time);

                  (xxvii) Incur any obligation in excess of $100,000 to any third party in connection with any upgrade to the Company's financial or operating systems;

                  (xxviii) Proceed with any PCT patent applications related to any U.S. patent applications of the Company or its Subsidiaries; or

                  (xxix) Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in SECTIONS 4.1(b)(i) through 4.1(b)(xxviii) hereof, or any other action that would reasonably be expected to prevent the Company from performing, or cause the Company not to perform, its obligations hereunder or otherwise prevent or materially delay the consummation of the transactions contemplated hereby.

      4.2 PROCEDURES FOR REQUESTING PARENT CONSENT. Notwithstanding SECTION 8.2, if the Company desires to take any action which would be prohibited pursuant to
SECTION 4.1(b) hereof without the written consent of Parent (which consent shall not be unreasonably withheld or delayed), prior to taking such action the Company may request such written consent (such consent not to be unreasonably withheld) by sending an e-mail (which the sender has reason to believe has been received by the recipient of the email) to the individuals identified on SECTION
4.2 of the Company Disclosure Letter and may not take such action until such consent in writing (by email (which the sender has reason to believe has been received by the recipient of the email) or other writing) has been received from one of such individuals; provided, however, that with respect to Sections 4.1(b)(xiii), (xv), (xvi), (xvii), (xix), (xxi - with respect to the Company's U.S. lease), (xxii), (xxiii), (xxvi), (xxvii) and (xxviii) hereof only, the failure of at least one such individual listed on SECTION 4.2 of the Company Disclosure Letter to respond with a request to delay such action, including an indication of concern, to an email from the Company within five Business Days of a request for consent shall be deemed approval.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

      5.1 PROXY STATEMENT. As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. The Proxy Statement shall include the notice to stockholders required by Section 262(d)(1) of Delaware Law that appraisal rights will be available. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC; provided that the Company shall retain final discretion regarding the contents of the Proxy Statement, any amendment or supplement thereto or any other filings of the Company made with the SEC. Subject to Section 5.3(d), the Company will cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the definitive Proxy Statement is filed with the SEC.

      5.2 MEETING OF COMPANY STOCKHOLDERS; BOARD RECOMMENDATION.

            (a) MEETING OF COMPANY STOCKHOLDERS. Subject to SECTION 5.3(d), the Company will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider adoption of this Agreement (the "STOCKHOLDERS' MEETING") to be held (to the extent permissible under applicable law) within 45 to 60 days after the mailing of the Proxy Statement to the Company's stockholders. Subject to SECTION 5.3(d), the Company will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Capital Market or Delaware Law or any other applicable Legal Requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company in its discretion may adjourn or postpone the Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting. Subject to
SECTION 5.3(d), the Company shall ensure that the Stockholders' Meeting is called, noticed, convened, held and conducted in compliance with, and that all proxies solicited by it in connection with the Stockholders' Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and bylaws, the rules of the Nasdaq Capital Market and all other applicable Legal Requirements.

            (b) BOARD RECOMMENDATION. Except to the extent expressly permitted by SECTION 5.3(d): (i) the Board of Directors of the Company shall unanimously recommend that its stockholders vote in favor of adoption of this Agreement at the Stockholders' Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of adoption of this Agreement at the Stockholders' Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors that the Company's stockholders vote in favor of adoption of this Agreement.

      5.3 ACQUISITION PROPOSALS NO SOLICITATION. The Company agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of their respective officers and directors to, and that it shall use all reasonable efforts to cause the Company's and its affiliates, Subsidiaries' other Employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, knowingly encourage or facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal (except to the extent specifically permitted pursuant to SECTION 5.3(d)), or (iv) execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby except in the case of clauses (ii), (iii) or
(iv) to the extent expressly permitted by SECTIONS 5.3(c) OR (d). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by controlled affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided by the Company prior to the date of this Agreement, its Subsidiaries or their agents and representatives to any such third parties. (b) NOTIFICATION OF UNSOLICITED ACQUISITION PROPOSALS. As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of its Board of Directors to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any Person). The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by SECTION 5.3(c)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

            (c) SUPERIOR OFFERS. Notwithstanding anything to the contrary contained in SECTION 5.3, in the event that the Company receives prior to the adoption of this Agreement by the stockholders of the Company in accordance with applicable law an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a material breach of this SECTION 5.3 and that the Company's Board of Directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal and (2) engage in negotiations (including exchanging draft agreements) with the third party and its representatives with respect to such Acquisition Proposal; provided, however, that:

                  (i) the Company complies with all of the terms of this SECTION
5.3 in all material respects;

                  (ii) prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company's behalf on terms no less restrictive to such third party than the Confidentiality Agreement is with respect to Parent (or its affiliates) (except for Paragraph 7 of the Confidentiality Agreement); provided that in the event that any confidentiality agreement with a third party that is executed pursuant to this SECTION 5.3
(c)(ii) does not contain a standstill, the standstill provisions contained in the Confidentiality Agreement shall terminate, and (2) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished);

                  (iii) prior to engaging in negotiations with such third party, the Company gives Parent written notice of the Company's intention to enter into negotiations with such third party; and

                  (iv) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations could reasonably be expected to result in a breach of the Board of Directors' fiduciary duties to the stockholders of the Company under applicable law.

            (d) CHANGE OF RECOMMENDATION. Notwithstanding anything to the contrary contained in SECTION 5.2(b) or SECTION 5.3, in response to the receipt of a Superior Offer, (x) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a "CHANGE OF RECOMMENDATION"), (y) the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend any Superior Offer or recommend a Superior Offer, or (z) the Company or any of its Subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (i) through (vi) are met:

                  (i) the Board of Directors of the Company determines in good faith, after consultation with the Company's financial advisors and outside legal counsel, that a Superior Offer has been made and not withdrawn;

                  (ii) the stockholders of the Company have not approved this Agreement in accordance with applicable law;

                  (iii) the Company shall have delivered to Parent written notice (a "CHANGE OF RECOMMENDATION NOTICE") at least four Business Days prior to publicly effecting such Change of Recommendation which shall state expressly
(A) that the Company has received a Superior Offer, (B) the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer and (C) that the Company intends to effect a Change of Recommendation;

                  (iv) after delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such four-Business Day period, and negotiate in good faith with respect thereto during such four-Business Day period, as would enable the Company to proceed with its recommendation to stockholders in favor of adoption of this Agreement without making a Change of Recommendation;

                  (v) the Board of Directors of the Company shall have determined (A) after consultation with its financial advisor, that the terms of the Superior Offer are more favorable to the stockholders of the Company than the Merger (as it may be adjusted pursuant to paragraph (iv) above) and (B) after consultation with outside legal counsel, the failure to effect a Change of Recommendation could reasonably be expected to result in a breach of the Board of Directors' fiduciary duties to the stockholders of the Company under applicable law; and

                  (vi) the Company shall not have breached in any material respect any of the provisions set forth in SECTION 5.2 or this SECTION 5.3.

            (e) COMPLIANCE WITH DISCLOSURE OBLIGATIONS. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14-a-9, 14d-9 and 14e-2(a) promulgated under the Exchange Act or prohibit or restrict the Company or its Board of Directors from making other disclosures required by federal securities laws, applicable rules or applicable Nasdaq rules; provided, however, that nothing in this clause shall
(i) relieve the Company of any of its other obligations hereunder (ii) adversely affect the rights of Parent or Merger Sub to any remedy (including without limitation the right to terminate this Agreement) or (iii) relieve the Company of liability in respect of a breach of any term or obligation as set forth elsewhere in this Agreement. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of SECTION 5.3(d).

            (f) STATE TAKEOVER STATUTE. The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this SECTION 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this SECTION 5.3.

            (g) CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "ACQUISITION PROPOSAL," with respect to the Company, shall mean any offer or proposal by any Person (other than Merger Sub) relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest of the total outstanding voting securities of the Company or any of its Significant Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Significant Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Significant Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 15% of the assets of the Company (including its Subsidiaries taken as a whole) or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

                  (ii) "SUPERIOR OFFER," with respect to the Company, shall mean an unsolicited, bona fide written Acquisition Proposal made by any Person (other than Merger Sub) on terms that the Board of Directors of the Company has in good faith concluded, after consultation with its outside legal counsel and its financial adviser, taking into account, among other things, the legal, financial, regulatory and other aspects of the offer as the Board of Directors of the Company deems relevant, to be more favorable to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated, provided that each reference to "15%" in the definition of "Acquisition Proposal" shall be replaced with "50%" for purposes hereof.

                  (h) SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that the provisions of this SECTION
5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this SECTION 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

      5.4 CONFIDENTIALITY; ACCESS TO INFORMATION; NO MODIFICATION OF REPRESENTATIONS, WARRANTIES OR COVENANTS

            (a) CONFIDENTIALITY. The parties acknowledge that the Company and Nokia Corporation have previously executed a Confidentiality Agreement dated November 30, 2005, as amended by a letter agreement dated July 6, 2006 (incorporating the second and third sentences of this paragraph (a), the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents, affiliates and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any "Information" (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement. The obligations in paragraph 7 of the Confidentiality Agreement are hereby amended by extending such obligations until (i) the later of January 6, 2007, the Effective Time or the termination of this Agreement or
(ii) a change of Recommendation of the Company pursuant to the terms of Section 5.3(d). Parent acknowledges and agrees that its obligations under Paragraph 7 of the Confidentiality Agreement shall be binding on Parent, each of its Subsidiaries and affiliates, and Parent shall be liable for any breach of such obligations by any of its representatives, Subsidiaries or affiliates and any of their respective representatives. Upon the termination of the obligations in paragraph 7 of the Confidentiality Agreement, Parent, its affiliates and its Subsidiaries shall be entitled to publicly disclose, subject to prior written notice to the Company, any material information required to be disclosed by any of them under applicable law in connection with the making of an offer for the Company or the purchase of any Company Common Stock.

            (b) ACCESS TO INFORMATION. Subject to SECTION 5.4(a), the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (during regular business hours upon reasonable notice) during the period from the date hereof and prior to the Effective Time to, (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property (including access to design processes and methodologies) and all capitalization and equity compensation information that is necessary for Parent to promptly comply with the requirements of Statement of Financial Accounting Standards 123 (revised
2004) "Share-Based Payments" promulgated by the Financial Accounting Standards Board in the form it is currently possessed by the Company or its accountants,
(ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request and (iii) all Employees of the Company and its Subsidiaries as reasonably requested by Parent; provided, however, that such access noted in (i), (ii) and (iii) shall be provided only to the extent such access, (x) does not unreasonably interfere with the business operations of the Company or its Subsidiaries, (y) does not in the opinion of legal counsel to the Company result in waiver of or otherwise prejudice the attorney client privilege, or (z) violates any Legal Requirement, provided, further, in the event of any litigation or threatened litigation between the parties on the terms of this Agreement or the transactions contemplated hereby access to information that may be adverse to the interests of the Company or its Subsidiaries will not be provided. The Company agrees to promptly provide to Parent and its accountants, counsel and other representatives copies of such internal financial statements (including Tax Returns and supporting documentation) as may be reasonably requested.

            (c) NO MODIFICATION OF REPRESENTATIONS AND WARRANTIES OR COVENANTS. No information or knowledge obtained in any investigation or notification pursuant to this SECTION 5.4, SECTION 5.6, SECTION 5.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

      5.5 PUBLIC DISCLOSURE. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with, in the case of Parent, the Helsinki Stock Exchange or New York Stock Exchange, and in the case of the Company, the Nasdaq Capital Market, or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement, the form of which is attached hereto as EXHIBIT B.

      5.6 REGULATORY FILINGS; REASONABLE EFFORTS.

            (a) REGULATORY FILINGS. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal

Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation:
(i) Notification and Report Forms with the FTC and the DOJ and responses to requests for additional information and documentary material from the FTC and the DOJ ("SECOND REQUEST RESPONSES") as required by the HSR Act, (ii) such necessary filings or approvals required by any other competent merger control authority reasonably determined by Parent and the Company to be required pursuant to the mandatory competition laws of any applicable jurisdiction, as agreed by the parties hereto and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this
SECTION 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this SECTION 5.6(a).

            (b) NOTIFICATION. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to SECTION 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

            (c) COMMERCIALLY REASONABLE EFFORTS. Subject to the express provisions of SECTION 5.2 and SECTION 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, filings and submissions of Second Request Responses with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that in no event shall this
SECTION 5.6(c) require Parent to take any action that is reasonably expected to materially and adversely affect Parent or its affiliates (other than Merger Sub) following the consummation of the Merger. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

            (d) NO DIVESTITURE. Notwithstanding anything in this Agreement to the contrary and except as set forth below, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture, except (i) to the extent such Action of Divestiture would not have a material consequence on Parent or (ii) with respect to the business of any Person that Parent enters into a definitive binding agreement to acquire, or acquires, following the date hereof. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture that would be reasonably likely to have a material consequence on Parent or the Company. For purposes of this Agreement, an "ACTION OF DIVESTITURE" shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

      5.7 NOTIFICATION OF CERTAIN MATTERS.

            (a) BY THE COMPANY. The Company shall give prompt notice to Parent and Merger Sub of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or in any respect in connection with Section 2.8 hereof, (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or in any respect with regard to Section 5.12(a), or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of Parent and Merger Sub under SECTION 6.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions of the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this SECTION 5.7(a) shall not limit or otherwise affect the remedies available hereunder.

            (b) BY PARENT. Parent and Merger Sub shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of the Company under SECTION 6.3; provided, however, that no such notification shall affect the representations or warranties of Parent and Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this
SECTION 5.7(b) shall not limit or otherwise affect the remedies available hereunder.

      5.8 THIRD-PARTY CONSENTS/TERMINATIONS. As soon as practicable following the date hereof, the Company will use all commercially reasonable efforts to obtain such material consents, waivers, approvals and terminations under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers, approvals and terminations set forth in SECTION 2.3(b) and SECTION 6.2(e) of the Company Disclosure Letter. In connection with seeking such consents, waivers, approvals and terminations, the Company shall keep Parent informed of all material developments and shall, at Parent's request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers, approvals and terminations shall be in a form reasonably acceptable to Parent; provided, however, that the consents, waivers, approvals or terminations required under SECTION 6.2(e) shall be on the terms set forth in SECTION 6.2(e) and in SECTION 6.2(e) of the Company Disclosure Letter. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers, approvals and terminations.

      5.9 EMPLOYEE MATTERS

            (a) TERMINATION OF 401(k) PLANS. Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a "401(k) PLAN") unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated. Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval by Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably require.

            (b) BENEFIT PLANS.

                  (i) Parent shall provide, or cause to be provided, to each person who was an employee of the Company or its Subsidiaries immediately prior to the Effective Time and who remains an employee of the Surviving Corporation or its Subsidiaries or becomes an employee of Parent immediately following the Effective Time ("CONTINUING EMPLOYEES"), for a period of not less than one year from and after the Closing Date (or if shorter, for so long as such employee remains in such employment), unless any such employee contracts otherwise with Parent, employee benefits that, in the aggregate, are no less favorable to such Employee than, at Parent's election, either those benefits provided by Parent to similarly situated employees of Parent or each of annual base salary and the benefits provided by the Company and its Subsidiaries to Continuing Employees immediately prior to the Effective Time (but not taking into account the value of any equity or equity-related benefits or compensation for purposes of determining the value of the benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time); provided however, that nothing in this Agreement shall confer upon any Continuing Employee the right to continue in employment following the Effective Time, or is intended to interfere with Parent's, the Surviving Corporation's and its Subsidiaries' rights (i) to terminate the employment of any Continuing Employee for any reason or no reason following the Effective Time or (ii) to terminate any Company Employee Plan, or the right of any Continuing Employee to terminate his or her own employment for any or no reason following the Effective Time.

                  (ii) To the extent that Continuing Employees participate in any of Parent's employee benefit plans, programs, policies and arrangements, including, but not limited to, any severance plan, medical plan, dental plan, life insurance plan, Code Section 401(k) arrangement, vacation program or disability plan (collectively, the "PARENT BENEFIT PLANS"), such Continuing Employees shall receive credit for purposes of eligibility, level of benefits, benefit accrual and vesting under the Parent Benefit Plans in which such Continuing Employees participate to the same extent such Continuing Employees' were credited with service under comparable plans of the Company or any of its Subsidiaries for such purposes; provided, however, that no such employee shall be entitled to such credit (i) to the extent that it results in duplication of benefits, or (ii) for purposes of any incentive compensation or sabbatical plan, policy, program, agreement or arrangement, or any arrangement similar to the foregoing.

                  (iii) With respect to any Parent Benefit Plan that is a welfare benefit plan maintained by Parent for the benefit of Continuing Employees on and after the Closing Date, Parent shall (1) cause there to be waived any eligibility requirements or pre-existing condition limitations to the extent such requirements and limitations were waived under comparable plans maintained by the Company or any of its Subsidiaries prior to the Effective Time, and (2) for the plan year that includes the Effective Time, give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid during the plan year that included the Effective Time by such Continuing Employees with respect to similar plans maintained by Company and its Subsidiaries. Notwithstanding anything to the contrary in this agreement but solely to the extent permitted by applicable law, on or prior to the Closing Date, the Company shall pay (or cause to be paid) to each Continuing Employee the cash value of any and all accrued but unused vacation to which each such Continuing Employee is entitled as of the Closing Date, provided, however, that the Company's obligations to cash out accrued but unused vacation shall be contingent upon Parent causing, as of the Closing Date, each Continuing Employee to participate in Parent's vacation policy then in effect for similarly situated employees of Parent, and to accrue such amount of vacation, as of the Effective Time, as indicated pursuant to the terms of such plan.

                  (iv) Notwithstanding anything in this Section 5.9 to the contrary, in the event that Parent, in its sole discretion, determines that any of the provisions of this Section 5.9 may not be permissible under applicable law in a non-U.S. jurisdiction, the laws of which are applicable to Continuing Employees located in such non-U.S. jurisdiction, or may reasonably result in adverse tax consequences in any such jurisdiction, then the Parent shall be permitted to reasonably modify such provisions, but solely to the extent necessary or appropriate to comply with applicable law or to avoid such tax consequences.

      5.10 INDEMNIFICATION.

            (a) INDEMNITY. From and after the Effective Time, Parent will, and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (the "INDEMNIFIED PARTIES") pursuant to the indemnification agreements between the Company and its current and former directors and officers that are listed in
SECTION 5.10(a) of the Company Disclosure Letter (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties; provided, however, that the foregoing shall not apply if Parent assumes and honors any obligations to indemnify such Persons to the extent provided in the Company's Certificate of Incorporation and Bylaws and the indemnification agreements between the Company and its current and former officers and directors as in effect immediately prior to the date hereof and set forth in SECTION 2.16(b) of the Company Disclosure Letter.

            (b) INSURANCE. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors' and officers' liability insurance with one or more reputable unaffiliated third-party insurers covering those Persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of 200% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 200% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 200% of such annual premium); and provided, further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this SECTION 5.10(b) by purchasing, or consenting to the purchase by the Company, of a "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those Persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions that are no less favorable, in the aggregate, to the insured than those of the Company's directors' and officers' insurance policy in effect as of the date hereof. Prior to the Effective Time, Parent will provide the Company an opportunity to review and approve any such "tail" policy, which approval shall not be unreasonably delayed or withheld.

            (c) THIRD - PARTY BENEFICIARIES. This SECTION 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives. The terms of this Section 5.10 shall survive the consummation of the Merger and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this SECTION 5.10.Parent shall cause the surviving corporation to perform all of the obligations of the surviving corporation under this Section 5.10.

      5.11 SECTION 16 MATTERS. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by ARTICLE I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      5.12 TERMINATION OF CERTAIN COMPANY CONTRACTS

            (a) Prior to the Effective Time, the Company shall and shall cause its Subsidiaries to effectively terminate, or otherwise modify (so as to eliminate any term referred to in (i) or (ii) below), any Contract between either the Company or any of its Subsidiaries and a third party (excluding any such Contract specifically identified in the Company Disclosure Letter a complete and true copy of which was Made Available (other than any Contract set forth in SECTION 5.12 of the Company Disclosure Letter) (each, a "REVIEWED DOCUMENT")) to the extent any such Contract:

                  (i) Contains any term affecting or otherwise binding upon any Intellectual Property or Intellectual Property Rights of Parent or any of its affiliates, other than the Company and its Subsidiaries; or

                  (ii) Contains any term or obligation of non-assertion in respect of Intellectual Property Rights binding on Parent or any of its affiliates, other than the Company and its Subsidiaries.

            (b) Prior to the Effective Time, the Company shall use its commercially reasonable efforts and shall cause its Subsidiaries to use their commercially reasonable efforts to effectively terminate, or otherwise modify (so as to eliminate any term referred to in (i) or (ii) below), any Reviewed Document to the extent that Parent notifies the Company following the date hereof that any such Reviewed Document:

                  (i) Contains any term affecting or otherwise binding upon any Intellectual Property or Intellectual Property Rights of Parent or any of its affiliates, other than the Company and its Subsidiaries; or

                  (ii) Contains any term or obligation of non-assertion in respect of Intellectual Property Rights binding on Parent or any of its affiliates, other than the Company and its Subsidiaries.

            (c) To the extent that any notice is required under any Contract prior to such Contract's termination pursuant to SECTION 5.12(a), such notice shall be provided sufficiently in advance of the Effective Time to allow any applicable notice period thereunder to have terminated in accordance with the terms of such contract, agreement or arrangement prior to the Effective Time.

            (d) From the period beginning on the date hereof and ending on the Effective Time, the Company shall take all commercially reasonable necessary steps, including, without limitation, making inquiries to relevant companies, subsidiaries and employees, to verify the Company's compliance with Subparagraphs (xxiii), (xxiv) or (xxvi) of SECTION 4.1(b).

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

      6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) COMPANY STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite vote under applicable law, by the stockholders of the Company.

            (b) NO ORDER. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

            (c) ANTITRUST APPROVALS. All waiting periods (and any extension thereof) under the HSR Act (if required) relating to the transactions contemplated hereby will have expired or terminated early. The German Federal Cartel Office ("BUNDESKARTELLAMT") (the "FCO") shall have approved the transactions contemplated herein pursuant to the competition laws of Germany, the applicable waiting period under those laws shall have expired and no order shall have been issued by the FCO or court, preliminarily or permanently prohibiting the transaction.

      6.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate (other than the representations and warranties of the Company contained in SECTION 2.2, SECTION 2.3(a) and SECTION 2.23, which shall be true and correct in all material respects), as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded).

            (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants (other than the agreements and covenants of the Company contained in SECTION 5.12, which the Company shall have performed or complied with in all respects) required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

            (c) MATERIAL ADVERSE EFFECT. No Effect, either individually or in the aggregate, shall have occurred since the date hereof and be continuing that has or would reasonably be expected to have a Material Adverse Effect on the Company.

            (d) NO GOVERNMENTAL RESTRICTION. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in SECTION 6.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture.

            (e) THIRD PARTY CONSENTS/TERMINATIONS. The Company shall have delivered to Parent all the consents, waivers, approvals or termination notices to parties to any Contract set forth on SECTION 6.2(e) of the Company Disclosure Letter on the terms set forth in SECTION 6.2(e) of the Company Disclosure Letter.

            (f) OFFICER'S CERTIFICATE. Parent and Merger Sub shall have received a certificate dated as of the Closing Date to the effect that the conditions set forth in SECTIONS 6.2(a), (b) and (d) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.

      6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

            (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

            (c) OFFICER'S CERTIFICATES. The Company shall have received certificates dated as of the Closing Date to the effect that the conditions set forth in SECTIONS 6.3(a) and (b) have been satisfied signed on behalf of Parent, with respect to the covenants and representations and warranties of Parent, by an authorized executive officer of Parent and on behalf of Merger Sub, with respect to the covenants and representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

      7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

            (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

            (b) by either the Company or Parent if the Merger shall not have been consummated by February 9, 2007 which date shall be extended to April 10, 2007 if the Merger shall not have been consummated as a result of a failure to satisfy the conditions set forth in SECTION 6.1(c) (the "END DATE"); provided, however, that the right to terminate this Agreement under this SECTION 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

            (d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this SECTION 7.1(d) shall not be available to the Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

            (e) by Parent (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

            (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in SECTION 6.3(a) or SECTION 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this SECTION 7.1(f) prior to 20 days following the receipt of written notice from the Company to Parent of such breach provided Parent continues to exercise all reasonable efforts to cure such breach through such 20-day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 20-day period);

            (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in SECTION 6.2(a) or SECTION 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this SECTION 7.1(g) prior to 20 days following the receipt of written notice from Parent to the Company of such breach provided the Company continues to exercise all reasonable efforts to cure such breach through such 20-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20-day period);

            (h) by the Company, if, the Company shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with SECTION 5.3(d), the Company shall have paid Parent the Termination Fee described in SECTION 7.3(b); and

            (i) by Parent:

                  (A) if any Effect, either individually or in the aggregate, has occurred since the date hereof that has or would reasonably be expected to have a Material Adverse Effect on the Company; or

                  (B) if there has occurred any breach by the Company of SECTION
            5.12(a), SECTION 2.8 or SECTION 2.17 that (with or without notice or lapse of time, or both, or as a consequence of the transactions contemplated herein) will or would reasonably be expected to be binding upon and adversely affecting the Intellectual Property Rights of Parent or its affiliates; provided, however, that in the case of either (A) or (B) above, if such Effect or inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this SECTION 7.1(i) prior to 20 days following the receipt of written notice from Parent to the Company of such Effect or breach provided the Company continues to exercise all reasonable efforts to cure such Effect or breach through such 20-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (i) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20-day period); provided, further, that in the case of (A) and (B) above, if Parent becomes aware of a possible Material Adverse Effect or a breach by the Company of SECTION 5.12(a), SECTION 2.8 or SECTION 2.17 through notice to Parent from the Company and such condition or breach is not cured within the 20-day cure period (the "CURE EXPIRATION DATE") then Parent must exercise its termination rights under this SECTION 7.1(i) within ten Business Days from the Cure Expiration Date; otherwise the applicable event giving rise to the right to terminate under clause
            (A) or (B) above shall be deemed to have been waived for all purposes under this Agreement (including, but not limited to, under Articles VI and VII).

      For the purposes of this Agreement, a "TRIGGERING EVENT," with respect to the Company, shall be deemed to have occurred only if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption of the Agreement by the stockholders of the Company, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of this Agreement by the stockholders of the Company within ten Business Days after Parent requests in writing that such recommendation be reaffirmed, provided, if such ten Business Day period would end on a date that is after the date of the Stockholders' Meeting, such re-affirmation must be made no later than two calendar days prior to the date of the Stockholders' Meeting, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal,
(v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer, (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, (vii) the Company breaches in any material respect any of its obligations set forth in SECTION 5.2 and SECTION 5.3, provided, however, that with respect to any breach by the Company of Section 5.3, that such breach is willful, or (viii) the Board of Directors of the Company shall have resolved to do any of the foregoing.

      7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under SECTION 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in SECTION 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in SECTION 5.4(a), this SECTION 7.2, SECTION 7.3 and ARTICLE VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, provided that termination of this Agreement in accordance with SECTION 7.1(i)(B) shall be the sole and exclusive remedy in respect of any breach of SECTION 5.12(a). Except as otherwise provided in SECTION 5.3 of this Agreement, no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3 FEES AND EXPENSES.

            (a) GENERAL. Except as set forth in this SECTION 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that (i) Parent shall pay the entire filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and report forms under similar applicable laws of other jurisdictions, in each case pursuant to SECTION 5.6(a); and (ii) the Company shall pay the entire fees and expenses in connection with the filing, printing and mailing of and solicitation fees related to the Proxy Statement (including SEC filing fees) and any preliminary materials related thereto or any other documents distributed to the stockholders of the Company in connection with the Merger.

            (b) COMPANY PAYMENT. --

                  (i) PAYMENT. The Company shall promptly, but in no event later than two Business Days after the date of termination pursuant to the sections of this Agreement as set forth below, pay Parent a fee equal to $1,800,000, in immediately available funds (the "TERMINATION FEE") in the event that this Agreement is (i) terminated by Parent pursuant to SECTION 7.1(e), (ii) terminated by the Company pursuant to SECTION 7.1(h), provided, however, in the case of termination under SECTION 7.1(h), payment of the Termination Fee by the Company shall be made prior to such termination, or (iii) terminated by Parent or the Company, as applicable, pursuant to SECTION 7.1(b), SECTION 7.1(d) or
SECTION 7.1(g), provided, however, in the case of termination pursuant to
SECTION 7.1(g), that the breach by the Company giving rise to termination is willful; provided, further, that in the case of termination pursuant to SECTION 7.1(b), SECTION 7.1(d) or SECTION 7.1(g), (A) such payment shall be made only if prior to the termination of this Agreement, there has been disclosure publicly of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement, an Acquisition of the Company is consummated or the Company enters into a definitive agreement or letter of intent with respect to an Acquisition of the Company and (B) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement or letter of intent by the Company, provided, further that no payment shall be made under this SECTION 7.3(b) to Parent if Parent terminates this Agreement pursuant to SECTION 7.1(e) as a result of the events set forth in
(III) of the defined term TRIGGERING EVENT.

                  (II) INTEREST; OTHER REMEDIES. The Company acknowledges that the agreements contained in this SECTION 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this SECTION 7.3(b), and, in order to obtain such payment, Parent makes a claim for the amounts set forth in this SECTION 7.3(b), the non-prevailing party shall pay to the prevailing party the reasonable costs and expenses (including reasonable attorneys' fees and expenses) of the prevailing party incurred in connection with such suit, and provided that Parent is the prevailing party, the Company shall pay to Parent interest on the amounts due pursuant to this SECTION 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this SECTION 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

                  (III) CERTAIN DEFINITIONS. For the purposes of this SECTION 7.3(b) only, "ACQUISITION," with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party's business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the party.

      7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

      7.5 EXTENSION; WAIVER. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to SECTION 7.1(b), shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

      8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this ARTICLE VIII shall survive the Effective Time.

      8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a)   if to Parent or Merger Sub, to:

                  Nokia Inc.
                  6000 Connection Drive
                  Irving, TX 75039
                  Attention:  Richard W. Stimson
                  Telephone No.:  +1 972 894 5000
                  Telecopy No.:  +1 972 894 5397

                  with copies to (which shall not constitute notice to Parent or Merger Sub):

                  Nokia Corporation
                  Keilalahdentie 4
                  Espoo
                  Finland
                  Attention: Carl Belding, Senior Vice President and Chief Legal Officer
                  Telephone No.:  +358 7180 34409
                  Telecopy No.: +358 7180 45742

                  and

                  Skadden, Arps, Slate, Meagher & Flom (UK) LLP
                  40 Bank Street
                  Canary Wharf

                  London E14 5DS
                  Attention:  Hunter Baker
                  Telephone No.:  +44-207-519-7000
                  Telecopy No.:  +44-207-519-7070

            (b)  if to the Company, to:

                  Loudeye Corp.
                  1130 Rainier Ave South
                  Seattle, WA 98144
                  Attention:  Michael A. Brochu, President and Chief Executive
                              Officer
                              Eric Carnell, General Counsel
                  Telephone No.:  + 1 (206) 832-4000
                  Telecopy No.:  +1 (206) 832-4009

                  with a copy to (which shall not constitute notice to the Company):

                  Latham & Watkins LLP
                  633 W. 5th St., Suite 4000
                  Los Angeles, California 90071
                  Attention: W. Alex Voxman, Esq
                  Telephone No: +1 (213) 485-1234
                  Telecopy No: +1 (213) 891-8763

      8.3 INTERPRETATION; KNOWLEDGE.

            (a) When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "INCLUDE," "INCLUDES" and "INCLUDING," when used herein, shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

            (b) For purposes of this Agreement, the term "KNOWLEDGE" means, (i) with respect to the Company, the actual knowledge of Michael Brochu, Chris Pollak, Eric Carnell, David Williamson, Ed Averdieck, Charles Bruce, David Shephard, John Grinham or Albert Pastore, and (ii) with respect to Parent, the actual knowledge of any of the "officers" (as such term is defined in Rule 16a-1(f) promulgated under the Exchange Act) or directors of Parent.

            (c) For purposes of this Agreement, the term "MADE AVAILABLE" shall mean that (i) the Company has posted such materials to a data room and has given Parent and its agents and representatives all necessary access to such data room or (ii) has otherwise made such materials available in writing to Parent.

            (d) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "EFFECT"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect primarily resulting from (A) changes affecting the United States, European or world economy generally, which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its subsidiaries operate, (B) changes affecting the industry in which such entity and its Subsidiaries operate generally, which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (C) the compliance by the Company or any of its Subsidiaries with the terms and conditions of this Agreement; (D) any "act of God" including weather, natural disasters and earthquakes and any hostilities, acts of war, sabotage, terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage, terrorism or military actions; (E) changes in applicable law, GAAP or international accounting standards, and (F) any litigation arising from the execution of this Agreement and/or the negotiation, announcement, pendancy, or consummation of the transactions contemplated by this Agreement, or (ii) materially impede the authority of such entity, or, in any case, the Company, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that for purposes of
SECTION 6.2(c), a Material Adverse Effect on the Company shall include (1) the loss of the full-time services of more than 30 employees of the Significant Subsidiaries, as of the date hereof, (2) the termination or expiration (without renewal), or the reasonable likelihood of the termination or expiration (without renewal) as determined based on communications to the Company from a party to such Contract, of any Contracts with customer(s) of the Company or any of its Subsidiaries that would likely result in the loss of more than 30% of the value of the current customer base of the Company and its Subsidiaries, taken as a whole, except for such termination or expiration of a customer relationship that the Company has informed Parent of prior to the date hereof, and (3) a cash, cash equivalents, marketable securities and restricted cash balance at the Company on October 31, 2006 of less than $10 million (minus the aggregate amount of up to $2,038,000 reflecting directors and officers insurance payments and any severance and retention bonuses, in each case, if both Parent and the Company agree that such payments shall be made before the Effective Date).

            (e) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      8.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.5 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in SECTION 5.10. Without limiting the foregoing, it is expressly understood and agreed that the provisions of SECTION 5.9 are statements of intent and no employees or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no employee or other Person is or is intended to be a third-party beneficiary thereof.

      8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

      8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

      8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder. Any purported assignment in violation of this SECTION 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                      *****

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                              NOKIA INC.



                              By:  /s/ Ilkka Raiskinen
                                   -------------------------------
                                   Name:  Ilkka Raiskinen
                                          --------------------
                                   Title: SVP, Multimedia Experiences
                                          ---------------------------


                              By:  /s/ Tommi Mustonen
                                   -------------------------------
                                   Name:  Tommi Mustonen
                                          --------------------
                                   Title: Director, Multimedia Experiences
                                          --------------------------------


                         LORETTA ACQUISITION CORPORATION


                              By:  /s/ Ilkka Raiskinen
                                   -------------------------------
                                   Name:  Ilkka Raiskinen
                                          --------------------
                                   Title: Director
                                          --------------------


                              By:  /s/ Tommi Mustonen
                                   -------------------------------
                                   Name:  Tommi Mustonen
                                          --------------------
                                   Title: Director
                                          --------------------


                              LOUDEYE CORP.


                              By:  /s/ Michael A. Brochu
                                   -------------------------------
                                   Name:  Michael Brochu
                                          --------------------
                                   Title: President & Chief Executive Officer
                                          -----------------------------------